                                  Exhibit (2)

                           STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT dated September 30, 1994, between Shared Medical Systems Corporation, a Delaware corporation ("Buyer") and GTE Directories Corporation, a Delaware corporation ("Seller"), the record and beneficial owner of all of the outstanding shares of capital stock of GTE Health Systems Incorporated, a Delaware corporation ("Company").

                                  BACKGROUND

          The parties desire to provide for the acquisition by Buyer of Company through the sale by Seller to Buyer of all the outstanding shares of capital stock of Company, which are owned beneficially and of record by Seller, all on the terms and conditions set forth in this Agreement.

          NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties, intending to be legally bound, agree as follows:

          SECTION 1.  ACQUISITION OF SHARES.

          1.1  Sale and Purchase of Shares.  Subject to the terms and conditions
               ---------------------------
of this Agreement, Seller hereby sells, transfers and delivers to Buyer on the date hereof (the "Closing Date"), 2,000 shares of the common stock, no par value, of Company, constituting all of the outstanding shares of Company's capital stock (the "Shares"), and Buyer hereby purchases the Shares for the consideration set forth in Section 2.
                           ---------

          SECTION 2.  PURCHASE PRICE AND PAYMENT.

          2.1  Purchase Price. Subject to adjustment as provided in Section 3.2,
               --------------                                       -----------
the aggregate purchase price for the Shares shall be $16,000,000 less
$3,000,000 (the "Estimated 338 Tax" based on the June 30, 1994 balance sheet of the Acquired Business) (the "Purchase Price"). The $13,000,000 Purchase
Price shall be paid at the Closing (as defined below) by wire transfer pursuant to instructions previously given by Seller to Buyer for that purpose.

          As used herein, the term "338 Tax" shall mean the income and franchise Taxes of Company due and payable as a result of Buyer's election to treat this purchase of stock as a purchase of assets pursuant to Internal Revenue Code
Section 338 calculated in accordance with the model attached at Exhibit A, which model has been prepared in accordance with income tax regulation section 1.338-3(d) as adopted on January 12, 1994.

                                                                  (Page 5 of 43)

          SECTION 3.  PURCHASE PRICE ADJUSTMENT.

          3.1  Closing Balance Sheet.
               ---------------------

                (a) Promptly following the Closing, Buyer, Company and Seller (and their respective affiliates) shall use their best efforts to enable Buyer and Company promptly to prepare or cause to be prepared, in accordance with United States generally accepted accounting principles ("GAAP") consistently applied, a balance sheet of Company based on the business of Company as of the close of business on the Closing Date. The business of Company at the Closing Date shall consist, as provided below, of only the Acquired Business (as defined below) and shall not include the assets and liabilities of the Excluded Businesses as set forth in Schedule 5.8(b). Such balance sheet prepared and
                           ---------------
finally determined as provided in this Section 3.1 is referred to herein as
                                       -----------
the "Closing Statement." Within sixty (60) days following the Closing, Buyer shall deliver to Seller a final draft of the Closing Statement, together with its calculation of Company's Net Worth (as herein defined) as reflected in the Closing Statement as of the close of business on the Closing Date, both audited as provided in subparagraph (b) below. For the purposes of this Agreement, Company's Net Worth shall mean the assets of the Acquired Business, less the liabilities of the Acquired Business, in each case as determined by GAAP consistently applied.

                (b) Buyer shall engage Arthur Andersen & Co. (the "Auditors") to perform an audit of the Closing Statement and Buyer's calculation of Net Worth in accordance with generally accepted auditing standards. Buyer, Company and Seller shall cooperate fully with such audit and shall use their best efforts to cause their respective affiliates to also cooperate, so as to enable the Auditors to complete such audit within sixty (60) days after the Closing. The fees and expenses of such audit shall be divided equally between Buyer and Seller.

                (c) The audited Closing Statement and calculation of Net Worth shall become final and binding upon the parties within fifteen (15) days after their receipt by Seller, unless Seller shall give written notice of its objection to Buyer prior to such date. If Seller has raised any objections to the audited Closing Statement or to the audited calculation of Net Worth, Buyer and Seller shall negotiate in good faith to reach an agreement as to the matter in dispute. The audited Closing Statement and calculation of Net Worth, after resolution of any disputes pursuant to this Section 3.1, shall be final, binding
                                            -----------
and conclusive on all parties hereto (such conclusive calculation of Net Worth is referred to herein as "Certified Net Worth").

                                                                  (Page 6 of 43)

          3.2  Post Closing Adjustment.
               -----------------------

               (a) If the Certified Net Worth is less than $0, then subject to

Section 3.2(b), Seller shall pay, or cause to be paid to Buyer, the amount of
- --------------
such deficiency.  If the Certified Net Worth is greater than $0, then subject to

Sections 3.2(b) and 3.2(d), Buyer shall pay, or cause to be paid such excess to
- ---------------     ------
Seller.

               (b) Notwithstanding Section 3.2(a), if Seller has disputed any
                                   --------------
portion of the Closing Statement or the calculation of Net Worth, but Buyer and Seller nonetheless agree that, following final determination of Certified Net Worth, a payment will be required to be made pursuant to Section 3.2(a) by
                                                         --------------
Seller to Buyer or by Buyer to Seller, the amount of such payment which the parties do not dispute shall be paid as provided herein.

               (c) Utilizing the Certified Net Worth and estimated 1994 permanent and timing tax adjustments based on the final audited Closing Statement, the 338 Tax shall be recalculated in accordance with the model set forth in Exhibit A. If the 338 Tax as recalculated under this Section 3.2(c)
                                                              --------------
(the "Final 338 Tax") is greater than the Estimated 338 Tax set forth in
Section 2.1, then the Seller shall pay or cause to be paid to the Buyer, the
- -----------
amount of the difference.  If the Final 338 Tax is less than such Estimated

338 Tax, then, subject to Section 3.2(d), the Buyer shall pay or cause to be
                          -------------
paid to the Seller the amount of the difference.

               (d) Notwithstanding anything to the contrary contained herein, the sum of (i) the Purchase Price, net of the adjustments required pursuant to subsections (a) and (c) above, plus (ii) the Final 338 Tax, shall not exceed $16,000,000. In the event such sum exceeds $16,000,000, then the amounts paid or to be paid by Buyer to Seller under Sections 2 and 3 hereof shall be reduced, either by offset of amounts due, or if necessary by refund of a portion of the Purchase Price paid at Closing, to that amount which, when added to the Final 338 Tax, equals $16,000,000.

               (e) Amounts due under this Section 3.2 shall bear interest at a
                                          -----------
rate of 5% per annum from the Closing Date until the date of payment. Payments of amounts due and interest under this Section 3.2 shall, after any appropriate
                                       -----------
offset, be made by wire transfer of immediately available funds to an account designated by the party receiving such payment within five days following the determination of Certified Net Worth.


          SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLER.

          Seller hereby represents and warrants to Buyer as follows:

                                                                  (Page 7 of 43)

          4.1  Organization and Good Standing.  Seller is a corporation duly
               ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business as presently conducted.

          4.2  Power and Authorization.  Seller has full legal right, power and
               -----------------------
authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Seller Transaction Documents") required to be delivered by it at the Closing under Section 7.1(a). The
                                                    --------------
execution, delivery and performance by Seller of this Agreement and the Seller Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes, and when executed and delivered as contemplated herein, each of the Seller Transaction Documents shall constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms.

          4.3  No Conflicts.
               ------------

               (a) The execution, delivery and performance of this Agreement and the Seller Transaction Documents do not and will not (with or without notice or lapse of time or both) (i) violate, conflict with or result in a breach of: (A) the certificate or articles of incorporation or bylaws of Seller, (B) any law, statute, regulation, or any judgment, order, award or other written decision or requirement of which Seller is aware or has received notice, or any material permit, license or certificate, of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign) (collectively, "Laws"), binding upon Seller, or (C) any agreement or other obligation to which Seller is a party or by which it or any of its assets are bound, or (ii) result in the imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature (each a "Security Interest" and collectively the "Security Interests") upon the Shares, or any other material assets of Seller.

               (b) There are no consents or approvals of, or registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality required to be given or made by Seller in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, other than those which have been given and made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

               (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Seller, threatened, that question any of the transactions contemplated by, or the validity of, this Agree-

                                                                  (Page 8 of 43)
ment or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of Seller to enter into or perform its obligations under this Agreement or any such other agreements or instruments.

          4.4  Ownership of the Shares.  Seller owns the Shares, beneficially
               -----------------------
and of record, free and clear of any Security Interests. Seller has the absolute right, authority, and power to sell, assign and transfer the Shares to Buyer free and clear of any Security Interests and upon delivery to Buyer of the certificates for the Shares at the Closing, Buyer will acquire good, valid and marketable title to the Shares, free and clear of any Security Interests.

          4.5  Brokers.  No person acting on behalf of Seller or any of its
               -------
affiliates is entitled to any brokers' or finders' fee or other commission from any of such parties in connection with any of the transactions contemplated by this Agreement.

     SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER
                 REGARDING COMPANY.

          Seller hereby represents and warrants to Buyer as follows:

          5.1  Organization and Good Standing.  Company is a corporation duly
               ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business, and to own and lease the assets which it owns and leases. Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction identified in Schedule 5.1 hereto, which
                                                  ------------
includes each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification.

          5.2  [Intentionally Left Blank].

          5.3  No Conflicts.
               ------------

               (a) The execution, delivery and performance of this Agreement do not and will not (with or without notice or lapse of time or both) (i) violate, conflict with or result in a breach of: (A) the certificate or articles of incorporation or bylaws of Company, (B) any Law binding upon Company, or (C) any agreement or other obligation to which Company is a party or by which it or any of its assets are bound, provided that any necessary consents identified on
Schedule 5.27(a) are received and any required notices to persons or entities
- ----------------
identified on Schedule 5.27(a) are given, or (ii) result in the imposition of
              ----------------
any Security Interest upon any material asset of Company.

                                                                  (Page 9 of 43)

               (b) There are no consents or approvals of, or registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality, required to be given or made by Company in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, other than those which have been given and made under the HSR Act.

          5.4  Capitalization.  Company's authorized capital stock consists of
               --------------
2,000 shares of Common Stock, without par value. The Shares constitute all of the issued and outstanding shares of capital stock of Company and have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. No person has any preemptive or other similar rights with respect to any shares of capital stock or other securities of Company and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any shares of capital stock or other securities of Company.

          5.5  Investments and Subsidiaries.  The Acquired Business is, and has
               ----------------------------
been, conducted solely by and through Company and no other person, and Company does not directly or indirectly own, control or have any investment or other interest in any corporation, partnership, joint venture, business trust or other entity, and Company has not agreed, contingently or otherwise, to share any profits, losses, costs or liabilities, or to guaranty the obligations of any person or entity.

          5.6  Compliance with Laws.
               --------------------

               (a) Company is, and has been, in compliance with all applicable Laws; and Company has not received, and is not otherwise aware of the impending delivery or issuance of, any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual, or potential violation of or failure to comply with any Law.

               (b) All federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the business of Company as currently conducted are in full force and effect without any default or violation thereunder by Company or, to the knowledge of Company or Seller, by any other party thereto and Company has not received any notice of any claim or charge that Company is in violation of or in default under any such Authorization. A true and correct list of all Authorizations is set forth in
Schedule 5.6(b).
- ---------------

          5.7  Litigation.  Except as set forth on Schedule 5.7, there are no
               ----------                          ------------
pending claims, actions, suits, proceedings (arbitration or otherwise) or investigations by, against or affecting

                                                                 (Page 10 of 43)

Company, or its directors, officers or shareholders in their capacities as such, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind, and neither Company nor Seller has received written notice that any such claim, action, suit, proceeding or investigation is presently threatened or contemplated. No pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have a material adverse effect on the earnings, business, operations or financial condition of Company. There are no unsatisfied judgments, penalties or awards against or affecting Company or any of its businesses, properties or assets.

          5.8 Transfer of Excluded Businesses.  Prior to the Closing, Company
              -------------------------------
has conveyed, transferred and assigned to an affiliated entity or to an unaffiliated third party all of its rights and liabilities related to, or arising from operation of, the Excluded Businesses (as defined below), including without limitation all of Company's contractual obligations relating to the Excluded Businesses, regardless of whether such obligations arise from separate contracts or from contracts which also relate to the Acquired Business (collectively, the "Excluded Liabilities"). (Company's MedSeries Open and MedSeries Enterprise development projects and proposed product lines and Company's operations with respect to customers in the United Kingdom are referred to collectively herein as the "Excluded Businesses." The business of Company other than the Excluded Businesses, including without limitation the licensing of, and provision of related services with respect to, Company's MedSeries4(R) product line, as more particularly described in Schedule 5.8(a),
                                                              ---------------
is referred to herein as the "Acquired Business.") Prior to the Closing, Company has conveyed, transferred and assigned to an affiliated entity or to an unaffiliated third party, any and all of its right, title and interest in and to any assets which are used primarily in the day-to-day operations of the Excluded Businesses (the "Excluded Assets"). Schedule 5.8(b) sets forth a list of the
                                     ---------------
Excluded Assets and Excluded Liabilities and a description of the Excluded Businesses to which they relate.

          5.9 Financial Statements.
              --------------------

              (a)  Seller has provided to Buyer:

                   (i) a consolidated balance sheet of Company as at December 31, 1993 and related statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended;

                  (ii) a consolidated balance sheet of Company as at June 30, 1994 and the related unaudited statements of income, changes in stockholders' equity and cash flow for the six months then ended;

                                                                 (Page 11 of 43)

                (iii) a balance sheet of the Acquired Business as at December 31, 1993 and a related statement of income of the Acquired Business for the fiscal year then ended;

                 (iv) a balance sheet of the Acquired Business as at June 30, 1994 (the "Acquired Business Balance Sheet") and a related statement of income of the Acquired Business for the six months then ended;

                  (v) a balance sheet of the Excluded Businesses as at December 31, 1993 and a related statement of income of the Excluded Businesses for the fiscal year then ended; and

                 (vi) a balance sheet of the Excluded Businesses as at June 30, 1994 and a related statement of income of the Excluded Businesses for the six months then ended.

             (b) The balance sheets and the related statements of income, changes in stockholders' equity and cash flow provided to Buyer pursuant to subparagraph (a) above, together with the notes thereto, accurately and fairly present the financial condition, cash flow and results of operations of Company, the Acquired Business and the Excluded Businesses, as applicable, as at the respective dates thereof and for the periods therein referred to, and have been prepared in accordance with GAAP consistent with past practice.

          5.10  Receivables.  All accounts and notes receivable of the Acquired
                -----------
Business, including amounts accrued but not yet billed, (i) have arisen solely in the ordinary course of business for goods sold or delivered, for licenses granted, or for services performed, (ii) represent valid and binding obligations to Company, and (iii) are collectible in full in the ordinary course of business, without any set-off or discount, except to the extent of the amount of the reserve for possible losses set forth on the Acquired Business Balance Sheet dated June 30, 1994, and as to any accounts and notes receivable arising after such date, subject to any reserve for possible losses established by Company consistent with past practice.

          5.11  Real Property.  Company leases only those parcels of real
                -------------
property described in Schedule 5.11 (the "Leased Real Property").  Except for
                      -------------
its interest in the Leased Real Property, Company does not own any interest in any real property. True and correct copies of each of the leases for the Leased Real Property have been delivered to Buyer. Company has good title to such leases, free and clear of any Security Interests. Such leases are in full force and effect. Company is not in default under any such leases, and the landlord under each such lease is not in default thereunder. Provided that any necessary consents identified on Schedule 5.27(a) are obtained from the landlords under
                       ----------------
such leases, the sale of the Shares from Seller to Buyer

                                                                 (Page 12 of 43)
hereunder will not constitute a default under any such lease or otherwise give any landlord under any such lease the right to terminate such lease, or modify any of the terms of such lease.

          5.12  Personal Property.
                -----------------

                (a) Schedule 5.12(a) is a complete and correct list and brief
                    -----------------
description of each tangible asset material to the daily operations of the Acquired Business (other than real property and computer software recorded in a tangible medium) owned or leased by Company (the "Material Acquired Assets") (such list identifying which of such assets are owned by Company and all of the leases or agreements under which Company is lessee or holds or operates any such assets). True and correct copies of each of such leases and agreements have been delivered to Buyer.

                (b) Except as set forth in Schedule 5.12(b), Company has good
                                           ----------------
title to, or a valid leasehold interest in, the Material Acquired Assets free and clear of any Security Interests, except for liens for current taxes which may be paid without penalty, or which are being contested in good faith by appropriate proceedings and are not material in amount or value in relation to the value of the associated property. Each of the leases or agreements under which Company holds or acquired its interest in the Material Acquired Assets is in full force and effect, and Company is not in default under any such leases or agreements and the lessor under each such lease or agreement is not in default thereunder.

                (c) The Material Acquired Assets (A) are in the possession or under the control of Company, (B) are in good condition and repair, ordinary wear and tear excepted, (C) are suitable for the purposes for which they are being used, (D) comprise all of the material assets and business properties which are employed in the conduct of the Acquired Business and are of a condition, nature and quantity sufficient for the conduct of the Acquired Business as it is presently conducted. All computer hardware, printers, phone systems, copy machines and telecopiers are covered by appropriate maintenance contracts.

          5.13  Contracts, Commitments.
                ----------------------

                (a)  Schedule 5.13(a) is a true and complete list of each
                     ----------------
contract, license or other agreement relating to the Acquired Business which contains aggregate commitments of Company or provides for aggregate future payments by Company of $50,000 or more to persons or entities other than customers (collectively, the "Non-Customer Contracts").

                (b)  Schedule 5.13(b) is a true and complete list of all
                     ----------------
customer contracts, licenses and agreements for the provision of any service or product of Company (the "Customer Contracts") with respect to the Acquired Business.

                                                                 (Page 13 of 43)

                (c) Company has provided Buyer, or made available to Buyer, true copies of the Non-Customer Contracts and the Customer Contracts, Company's files maintained in the ordinary course of business with respect thereto, and copies of any notices of default or complaint letters received from customers since July 1, 1993. Company has provided to Buyer a true copy of each form of contract, agreement or commitment used by Company as a standard form in the ordinary course of the Acquired Business. There is no offset or credit granted by Company to its customers arising out of the performance or failure to perform under any Customer Contract prior to the Closing Date. Company provides goods and services with respect to the Acquired Business only pursuant to duly authorized and executed written agreements and is not obligated to provide any such goods or services to any person pursuant to any agreement or understanding which is not contained in a writing, signed by all parties thereto.

                (d)  Schedule 5.13(d) lists each Customer Contract which
                     ----------------
includes commitments to license or support any products other than MedSeries4(R) operating on an AS400 platform.

                (e)  Schedule 5.13(e) lists each Customer Contract entered
                     ----------------
into by Company after August 1, 1991 which requires the delivery of MedSeries4(R) software applications which are not currently generally available.

                (f)  Schedule 5.13(f) lists each Customer Contract entered
                     ----------------
into by Company after August 1, 1991 which includes unfulfilled commitments to customize and/or develop individual software applications which Company reasonably anticipates will entail total costs to Company in excess of $10,000, including without limitation, the allocated cost of Company programmers and third-party costs incurred by Company.

                (g)  Except as disclosed in Schedule 5.13(g), no Customer
                                            ----------------
Contract permits the use of any software by more than a single "acute care provider", unless customary fees are payable for the additional entities. For purposes of this paragraph an "acute care provider" means any entity which is registered as an acute care provider with the American Hospital Association.

          5.14  Insurance.  Copies of all insurance policies held by Company as
                ---------
the insured have been or will be provided to Buyer.

          5.15  Intellectual Property.
                ---------------------

                (a) Schedule 5.15(a) sets forth a true and complete list of
                    ----------------
each (i) trademark or service mark which is registered, or for which an application for registration is pending, indicating each jurisdiction in which each such mark is registered or applied for and all registration and application numbers, (ii) patent, patent right and patent application, and

                                                                 (Page 14 of 43)

(iii) registered copyright and copyright applications in published works other than computer software; owned by Company and material to the daily operations of the Acquired Business (collectively, the "Company Intellectual Property").

          (b)  Except as otherwise described in Schedule 5.15(b): (i) Company
                                                ----------------
owns all Company Intellectual Property and no other person has any rights in or to any of the Company Intellectual Property; (ii) to the knowledge of Company or Seller, no person or entity is infringing on any rights of Company with respect to the Company Intellectual Property; (iii) no written claims or allegations have been made since October 5, 1988 that any of the Company Intellectual Property infringes any trademark, copyright, patent or other proprietary right of any person; (iv) the rights of Company in and to any of the Company Intellectual Property will not be limited or otherwise affected by reason of the consummation of any of the transactions contemplated hereby.

          (c) Schedule 5.15(c) sets forth a true and complete list of each
              ----------------
agreement under which Company has acquired or otherwise obtained the right or license to use in the Acquired Business, any trademark, service mark, patent or copyright in published works other than computer software (collectively, the "Third-Party Intellectual Property"). There is no material default by Company, and to the knowledge of Company or Seller, by any other party thereto, of any provision of any such agreement.

          (d) The Company Intellectual Property, Third-Party Intellectual Property, Company-Owned Software (as defined below), and Third-Party Software (as defined below) constitute all of the intellectual property material to the daily operations of the Acquired Business, other than know-how owned by Company and used in the Acquired Business.

     5.16  Software.
           --------

          (a)  Schedule 5.16(a) contains a complete and accurate list of (i) the
               ----------------
computer software that is owned in whole or in part by Company, and that is material to the daily operations of the Acquired Business (the "Company-Owned Software"), and (ii) any patents, patent applications, patent rights, registered copyrights, and copyright applications related to the Company-Owned Software.

          (b)  Except as otherwise described in Schedule 5.16(b): (i) Company
                                                ----------------
owns all Company-Owned Software and no other person or entity has any rights in or to any of the Company-Owned Software, other than the rights of licensees under the Customer Contracts; (ii) to the knowledge of Company or Seller, no person or entity is infringing on any rights of Company with respect to the Company-Owned Software; (iii) no written claims or allegations have been made since October 5, 1988 that any of the

                                                                 (Page 15 of 43)

Company-Owned Software infringes upon the rights of any person or entity; (iv) the ownership rights of Company in and to any of the Company-Owned Software will not be limited or otherwise affected by reason of the consummation of any of the transactions contemplated hereby; (v) the Company-Owned Software is not functionally dependent on any Third-Party Software (as defined below), other than the operating systems upon which such Company-Owned Software is designed to operate; and (vi) Company has not granted any marketing rights in the Company-Owned Software to any third party. Company has not granted, and has no obligation to grant, any licenses or other rights with respect to the Company-Owned Software, other than in the ordinary course of the Acquired Business or in connection with the resolution of defaults under Customer Contracts or disputes with customers as described in Schedule 5.13(c) or 5.17.
                               ----------------    ----


                   (c)  Schedule 5.16(c) contains a complete and accurate
                        ----------------
 list of (i) all software licensed by the Company as licensee and material to the daily operations of the Acquired Business (the "Third-Party Software") (including software generally available at retail, such as Lotus 1-2-3, WordPerfect and the like, and generally available system development tools (the "Retail Software")), and (ii) all agreements pursuant to which Company has been granted rights to market any Third-Party Software. Company has the valid right to use all of the Third Party Software as it is currently used in the Acquired Business and such right shall not be affected by the consummation of the transactions contemplated hereby.

                   (d) Except as to any software used by any third parties or outsourcers in the performance of services on behalf of Company, the Company-Owned Software and Third-Party Software constitute all software the use of which is material to the daily operations of the Acquired Business (collectively referred to in this Agreement as the "Material Software"). To the knowledge of Company or Seller, the Material Software (other than the Retail Software) operates in accordance with the warranties contained in the documentation supplied to customers, except where the failure to so operate can be corrected in the ordinary course of business.

                   (e)  Provided that any necessary consents identified on
Schedule 5.27(a) are obtained from the licensor thereof, the transactions
- ----------------
contemplated herein will not cause a breach under any licenses or similar agreements relating to the Material Software or the Third-Party Intellectual Property or impair Buyer's ability to use the Material Software or the Third-Party Intellectual Property in the same manner as such computer software and intellectual property is currently used by Company.

              5.17 Customers and Suppliers.  Except as disclosed in
                   -----------------------
 Schedule 5.17,  for the past three years: (i) there have not been
 -------------

                                                                 (Page 16 of 43)
any settlements involving, in the aggregate, more than $50,000 between Company and any one customer of the Acquired Business, and (ii) Company has not received any de-installation notices or notices of non-renewal of customer contracts from customers of the Acquired Business.

              5.18 Taxes.
                   -----

                   (a) All federal, state, local and foreign returns and reports relating to Taxes (as defined herein), or extensions relating thereto, required to be filed by or with respect to Company (including, without limitation, all federal and state consolidated and combined tax returns and reports for any consolidated group of which Company has been a member since October 5, 1988) have been or will be timely and properly filed, and to the best knowledge of Seller or Company, all such returns and reports are correct and complete. To the best knowledge of Seller, no claim has ever been made by an authority in a jurisdiction where Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction since October 5, 1988. Company has paid in full all Taxes and any penalties, interest, fines or other charges shown to due and payable. All Taxes not yet due and payable have been withheld or reserved for or, to the extent that they relate to periods on or before the Closing Date, are properly reflected on the Closing Statement in accordance with GAAP consistently applied. To the best knowledge of Seller or Company there are no Security Interests in any of the assets of Company that arose in connection with any failure (or alleged failure) to file Tax returns or to pay any Tax.

                   (b) To the best knowledge of Seller or Company, Company has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes including without limitation, with respect to social security and unemployment compensation, relating to its employees and independent contractors, and has properly remitted and withheld amounts required to be remitted to the appropriate taxing authority, agency or body.

                   (c)  Except as described in Schedule 5.18(c):
                                                ----------------

                        (i) There is no action, suit, proceeding, audit, assessment pending, dispute or claim concerning any Taxes of Company claimed or raised by any authority in writing.

                       (ii) Since October 5, 1988, there have been no Tax rulings, requests for rulings or closing agreements relating to Company which could affect its liability for Taxes for any period after the Closing Date.

                      (iii) All federal, state, local and foreign (A) income Tax returns of Company and (B) consolidated, combined or unitary income Tax returns, which include Company, with respect

                                                                 (Page 17 of 43)
to taxable periods through the year ended October 1988 have been examined and closed or are returns with respect to which the applicable statute of limitations has expired without extension or waiver.

                       (iv) All deficiencies assessed as a result of any audit, suit, proceeding, or claim have been fully paid or properly accrued as of the Closing Date.

                        (v) Company has not waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to any Tax returns and reports with respect to any Taxes.

                  (d) Company has not participated in or cooperated in an international boycott, within the meaning of Section 999 of the Internal Revenue Code of 1986, as amended (the "IRC"), nor has Company had operations which are or may hereafter become reportable under IRC Section 999.

                  (e) Company has not made any payments, is not obligated to make any payments, and is not party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under IRC Section 280G.

                  (f) Since January 1, 1994, Company has not taken any action not in accordance with past practice that would have the effect of deferring any Tax liability for Company (i) from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date, or (ii) from any taxable period ending before January 1, 1994, to any taxable period beginning on or after the Closing Date.

                  (g) To the best knowledge of Seller or Company, Company is not a party to any venture, partnership, contract or arrangement under which it could be treated as a partner for federal income tax purposes.

                  (h) To the best knowledge of Seller or Company, Company has no permanent establishment located in any tax jurisdiction other than the United States and is not liable for the payment of taxes levied by any such jurisdiction located outside the United States.

                  (i) For purposes of this Agreement, unless the context otherwise requires:

                             (i)  "Tax" or "Taxes" shall mean taxes of any kind,
levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment,

                                                                 (Page 18 of 43)
social security, workers' compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any State, county, local or foreign government or subdivision or agency thereof, including any related interest, penalties or additions to such tax.

                          (ii)  "Tax Sharing Arrangement" shall mean any written
or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary return of Common Parent (as defined below) or any of its affiliates which return includes Company.

          5.19 Employee Benefit Plans and Employee Matters.
               --------------------------------------------

               (a)  Schedule 5.19(a) contains a complete and correct list of all
                    ----------------
"employee benefit plans," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material arrangements, commitments or payroll practices (whether or not employee benefit plans), including retiree life and/or health insurance plans, for the benefit of any employees of Company (each a "Plan," and collectively, the "Plans"). All of the Plans are maintained by Seller or an affiliate of Seller and Company does not maintain any such Plans.

               (b)  Except as is stated on Schedule 5.19(b), with respect to
                                           ----------------
each Plan: (i) the Plan has been administered in compliance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the IRC and all other applicable laws, rules and regulations, as they relate to such Plan; and (ii) each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the IRC is, and has from its inception been so qualified; (iii) neither Company, Seller nor any ERISA affiliate is aware of any circumstance or event which would jeopardize the tax-qualified status of any Plan or would cause the imposition of any liability, penalty or tax under ERISA or the IRC.

               (c)  No Plan is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA.

          5.20 Labor Matters.  None of the employees of Company is represented
               -------------
by any union or other collective bargaining representative, nor have there been any attempts by any union or other collective bargaining representative to organize any group of Company's employees. Except as set forth in Schedule
                                                                   --------
5.20, there are no pending employee claims, grievances, arbitration proceedings,
- ----
unfair labor practice charges or other similar controversies between Company and any of its employees. No written agreement restricts Company from relocating, closing or

                                                                 (Page 19 of 43)
terminating any of its operations or facilities or any portion thereof.

          5.21 Directors, Officers, Employees, Independent Contractors.
               -------------------------------------------------------

               (a)  Schedule 5.21(a)(i) sets forth the following information
                    -------------------
for each Retained Employee (as defined below): name and job title; service credited for purposes of vesting and eligibility to participate in applicable Plans. Seller has separately provided the following information in writing to
Buyer: the current annual rate of compensation (identifying bonuses separately) for each Retained Employee and any change in compensation since July 15, 1994.
Schedule 5.21(a)(ii) describes each material employment, incentive compensation,
- --------------------
severance, change of control, consulting or commission agreement or arrangement between Company and any one or more of its officers, directors or employees, including, without limitation, all material agreements and commitments relating to wages, hours or other terms or conditions of employment (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount).

               (b)  Schedule 5.21(b) describes each consulting, agency,
                    ----------------
representative or other agreement or arrangement for personal services between Company and any person or entity, other than employees of Company, which provides for aggregate future payments by Company of $5,000 or more to such person or entity.

          5.22 Affiliate Agreements.  There are no agreements, arrangements or
               --------------------
understandings between Company on the one hand and Seller or any present or former director, shareholder or officer of Seller, or Company or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party") under which Company would have any continuing obligations after the Closing. No such Related Party has: any interest in any material property (real or personal, tangible or intangible) sold to, purchased by or otherwise used in or pertaining to the business of Company; or any direct or indirect interest in any person or entity which has or has had business dealings or a financial interest in any transaction with Company. After the Closing, neither Seller nor any Related Party shall have any claim or right against Company.

          5.23 Environmental Matters.
               ---------------------

          (a)Except as described in Schedule 5.23: (i) Company, including all of
                                    -------------
its businesses and operations, is, and since October 5, 1988 has been, operated in compliance with all Environmental Laws (as defined below); (ii) no Hazardous Substances (as defined below) have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by Company or any third party on, about

                                                                 (Page 20 of 43)
or beneath any real property now or previously used by Company (the "Real Property") during Company's use of such Real Property; (iii) there are no claims, actions, suits, investigations or proceedings arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Real Property, pending, or to the knowledge of Company or Seller, threatened against Company or Seller with respect to the Real Property.

          (b) As used herein (i) the term "Environmental Laws" means all Laws concerning or relating to industrial hygiene or the protection of health or the environment, and (ii) the term "Hazardous Substances" or "Hazardous Substance" shall mean any substance defined as such or regulated under any of the Environmental Laws.

          5.24 Absence of Certain Changes and Events
               -------------------------------------

               (a) Since June 30, 1994, except for the transactions related to the transfer of the Excluded Businesses and except for the distribution by Company to Seller or one of its affiliates of amounts paid to Company by Stellarnet pursuant to the Asset Purchase Agreement between Company and Stellarnet dated December 21, 1993, Company has conducted its businesses only in the usual and ordinary course consistent with past practice and there has not been any:

                   (i) declaration or payment of any dividend or other distribution or payment in respect of the shares of capital stock of Company or any repurchase or redemption of any such shares of capital stock or other securities;

                  (ii) payment by Company of any bonus or increase of any compensation payable to any director, officer or employee or entry into (or amendment of) any employment, severance or similar agreement with any director, officer or employee other than in the ordinary course of business;

                 (iii) damage, destruction or loss to any asset or property of Company, whether or not covered by insurance, affecting materially and adversely the inventories, properties, assets, business, financial condition, or prospects of Company;

                  (iv) entry into, amendment, termination or receipt of notice of termination of any agreement or other document or commitment which is required to be disclosed in Schedules 5.13(a), 5.13(b), 5.21(a), and 5.21(b)
                             -----------------  -------  -------      -------
hereto, other than in the ordinary course of business consistent with past practice, or any material transaction (including, without limitation, any such relating to capital expenditures);

                                                                 (Page 21 of 43)

                    (v) sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, lease, or other disposition of any material asset or property of Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Company;

                    (vi) incurrence or repayment of any liability or obligation (whether absolute or contingent) to any Related Party or other affiliated person (other than payment of any intercompany indebtedness described in Section 5.29),
                                                                  ------------
or, other than current liabilities incurred and obligations under agreements entered into in the ordinary course of business consistent with past practice, to any other person or any discharge or satisfaction of any lien, claim or encumbrance, other than in the ordinary course of business consistent with past practice;

                    (vii) write-down or write-off of the value of any asset except for write-downs and write-offs of accounts receivable and inventory in the ordinary course of business consistent with past practice, or any cancellation or waiver of any other material claims or rights;

                    (viii) change in the accounting methods, principles or practices followed by Company, except as required by GAAP, or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

                    (ix) agreement, whether or not in writing, to do any of the foregoing by Company.

               (b) Since June 30, 1994, except for the transactions related to the transfer of the Excluded Businesses and except for the distribution by Company to Seller or one of its affiliates of amounts paid to Company by Stellarnet pursuant to the Asset Purchase Agreement between Company and Stellarnet dated December 21, 1993, there has not been any material adverse change in the business, operations, properties, assets, prospects, working capital, or condition (financial or otherwise) of Company.

          5.25 Books and Records.
               -----------------

               (a) The copies of the certificate or articles of incorporation of Company, as certified by the Secretary of State of its jurisdiction of incorporation, and of its bylaws, as certified by its secretary, which have been delivered to Buyer are true, complete and correct and are in full force and effect as of the date hereof.

               (b) The stock records of Company fairly and accurately reflect the record ownership of all of its outstanding

                                                                 (Page 22 of 43)
shares of capital stock. The minute books of Company contain complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and each committee of the board of directors of Company and no meetings of such shareholders or of such board of directors or committee have been held for which minutes have not been prepared and included in such minute books. Complete and accurate copies, as of the date hereof, of all such minute books and stock records have been made available to Buyer.

          5.26 Brokers.  No person acting on behalf of Company, any Related
               -------
Party or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

          5.27  Consents.
                --------

               (a) Except as described in Schedule 5.27(a), (i) no consent or
                                          ----------------
approval of or notice to any non-governmental person or entity, including without limitation any party to any Non-Customer Contract or Customer Contract, any licensor of Third-Party Software or Third-Party Intellectual Property, and any lessor of the Leased Real Property, is necessary in connection with the consummation of the transactions contemplated hereby, including without limitation, the transactions related to the transfer of the Excluded Businesses, and (ii) no such person or entity shall have the right to terminate any agreement with Company by reason of the consummation of such transactions.

               (b) The consent or approval of all persons necessary for the consummation of the transactions contemplated hereby, including those listed on
Schedule 5.27(a), has been obtained and no such consent or approval: (a) has
- ----------------
been conditioned upon the modification, cancellation or termination of any material lease, commitment, agreement, easement, right or Authorization of Company; or (b) imposes on the Buyer or Company any condition, provision or requirement not presently imposed upon Seller, or Company, or any condition that would be more restrictive after the Closing on Buyer, or Company than the conditions presently imposed on Seller, or Company, as the case may be. Notice has been provided to all persons necessary for the consummation of the transactions contemplated hereby, including those listed on Schedule 5.27(a).
                                                            ----------------

          5.28  Full Disclosure.  All documents and other papers delivered by or
                ---------------
on behalf of Seller or Company in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects. No representation or warranty of Seller contained in this Agreement or the Schedules hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements

                                                                 (Page 23 of 43)
herein or therein, in light of the circumstances under which they were made, not misleading.

          5.29 Intercompany Indebtedness.  Prior to the Closing, Seller has
               -------------------------
caused all indebtedness (including current taxes receivable) to Company from Seller, Related Parties and all affiliates of Seller, and all indebtedness (including current taxes payable) of Company to Seller, Related Parties and all affiliates of Seller, to have been paid in full or otherwise fully satisfied.

          SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BUYER.

          Buyer hereby represents and warrants to Seller as of the date of this Agreement and of the Closing Date as follows:

          6.1  Organization and Good Standing.  Buyer is a corporation duly
               ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business as presently conducted.

          6.2  Power and Authorization.  Buyer has full legal right, power and
               -----------------------
authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Buyer Transaction Documents") required to be delivered by it prior to or at the Closing under Section 7.1(c).
                                                                --------------
The execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes, and when executed and delivered as contemplated herein, each of the Buyer Transaction Documents shall constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms.

          6.3  No Conflicts.
               ------------

               (a) The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without notice or lapse of time or both) (i) violate, conflict with or result in a breach of: (A) the certificate of incorporation or bylaws of Buyer, (B) any Laws binding upon Buyer, or (C) any agreement or other obligation to which Buyer is a party or by which it or any of its assets are bound, or (ii) result in the imposition of any Security Interest upon any material asset of Buyer.

               (b) There are no consents or approvals of, or registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Buyer in connection with the execution, delivery and performance

                                                                 (Page 24 of 43)
of this Agreement and the other agreements and instruments contemplated herein, other than those required under the HSR Act which have been given and made.

               (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any such other agreements or instruments.

          6.4 Brokers.  No person acting on behalf of Buyer or any of its
              -------
affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

          6.5 Investment.  Buyer is not purchasing the Shares with a view to any
              ----------
distribution thereof in violation of any securities laws. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or under the securities laws of any other jurisdiction, and therefore may not be resold unless they are subsequently registered under the Securities Act and any applicable state securities law or an exemption from registration is available under the Securities Act and any applicable state securities law.

          SECTION 7.  THE CLOSING.

          7.1 Deliveries at the Closing.  At the closing of the purchase and
              -------------------------
sale of the Shares pursuant to this Agreement (the "Closing") being held on the date hereof at the offices of Buyer, 51 Valley Stream Parkway, Malvern, Pennsylvania, in addition to the other actions contemplated elsewhere herein:

               (a) Seller shall deliver, or shall cause to be delivered, to Buyer the following:

                    (i) certificates representing all of the Shares, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer;

                    (ii) copies of the resolutions of the board of directors or corresponding governing body of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments referred

                                                                 (Page 25 of 43)
     to herein, certified as of the Closing by the Secretary or an Assistant Secretary of Seller;

                    (iii) the "GTE" Trademark Phaseout License Agreement referred to in Section 8.4 executed by GTE Corporation and GTE Service
                    -----------
     Corporation;

                    (iv) the opinion of Dana Brooks Bourland, Senior Attorney of Seller, dated as of the Closing, in form and substance satisfactory to Buyer;

                    (v) written indications from GTE Corporation, GTE Information Services Incorporated, GTE Data Services Incorporated and GTE Government Systems Corporation that each agrees to be bound by the provisions of Section 8.7;
                   -----------

                    (vi) a License Agreement, executed by the Seller, as licensee, relating to the Company's MedSeries-U.K. computer software; and

                    (vii) such other documents and instruments as Buyer may be reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

               (b) Seller shall cause Company to deliver to Buyer the following:

                    (i) copies of Company's certificate or articles of incorporation and bylaws, and all amendments thereof to date, certified as of a recent date by the Secretary of State or corresponding certifying authority of its jurisdiction of organization and by the Secretary or an Assistant Secretary of Company;

                    (ii) certificates of good standing of a recent date for Company, certified by the Secretaries of State or corresponding certifying authorities of Company's jurisdiction of organization and of each state in which Company is qualified to do business;

                    (iii) the original corporate seals, minute books and stock transfer and record books of Company as they exist on the Closing;

                    (iv) the written resignations of all directors and officers of Company effective as of the Closing Date; and

                    (v) such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

                                                                 (Page 26 of 43)

               (c) Buyer shall deliver, or shall cause to be delivered, to Seller the items described below:

                    (i) the Purchase Price via wire transfer in accordance with Section 2.1;
          -----------

                    (ii) a copy of Buyer's certificate of incorporation and bylaws and all amendments thereof to date, certified as of a recent date by the Secretary of State of Delaware and by the Secretary or an Assistant Secretary of Buyer, and accompanied by a certificate of good standing as of a recent date for Buyer, certified by the Secretary of State of Delaware;

                    (iii) the opinion of Bonnie L. Shuman, General Counsel of Buyer, dated as of the Closing, in form and substance satisfactory to Seller;

                    (iv) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer;

                    (v) the "GTE" Trademark Phaseout License Agreement referred to in Section 8.4 executed by Buyer; and
                    -----------

                    (vi) a License Agreement, executed by the Buyer, as licensor, relating to the Company's MedSeries-U.K. computer software.

          SECTION 8.  COVENANTS OF THE PARTIES.

          8.1 Remittance of Payments.  From and after the Closing, Seller shall
              ----------------------
immediately remit to Company, in the form received, any payments which it or any affiliate may receive (such as payments of accounts receivable) which properly belong to Company.

          8.2 Audited Financial Statements.  Seller acknowledges that Buyer is a
              ----------------------------
publicly-held company, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that Buyer may be required by the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the "SEC") to include audited financial statements of Company for certain prior periods in reports filed by Buyer with the SEC under the Exchange Act and in registration statements filed with the SEC under the Securities Act. Seller shall use its best efforts, at Buyer's request, to assist Buyer, both before and after Closing, to obtain audited financial statements for Company's three most recent fiscal years or such lesser period as may be required by the SEC's rules, such efforts

                                                                 (Page 27 of 43)
to include but not be limited to, cooperating by delivering signed representation letters as required by Buyer's independent auditors.

          8.3 Employees.
              ---------

               (a) Buyer has notified Seller in writing of those employees of Company (constituting at least 168 persons) it has selected to remain as employees of Company after the Closing (the "Retained Employees"). Buyer will offer the Retained Employees positions with Company, not requiring relocation, with responsibilities and salaries comparable to those in effect for the Retained Employees immediately prior to the Closing. Seller shall ensure that only Retained Employees are on Company's payroll on the Closing Date. Seller shall pay all separation benefits which are payable to employees of Company who are not selected as Retained Employees who are eligible for such benefits under Seller's policies in effect on the Closing Date. Seller does not guarantee that any or all of the Retained Employees will be available for employment with Buyer on the Closing Date.

               (b) Neither Company nor Buyer shall have any responsibility, liability or obligation related to or under any Plan (including any liability resulting from the participation of Seller or any of its affiliates in the Internal Revenue Service's Voluntary Compliance Program) except (i) as and to the extent such items are accrued for on the Closing Statement and (ii) as specifically provided in Sections 8.3(h), (j), (l), (m), (n) and (o).
                         ----------------  ---  ---  ---  ---     ---

               (c) Seller shall be responsible for payment of all wages, salaries and overtime, sick and disability pay, bonus payments, holiday and personal day pay, for compliance with the age-in provisions contained in any pension plan maintained by Seller or any of its affiliates, and for all vested benefits earned and accrued prior to Closing Date.

               (d) Upon Closing, except as otherwise provided in this Agreement, Buyer shall assume all obligations which arise on or after the Closing Date to the Retained Employees with respect to the following: (i) any Law of the State of Utah, any other state, or the United States regarding plant closure, severance or termination indemnity payments, including, but not limited to, the Worker Adjustment and Retraining Act of 1988 ("the WARN Act") and (ii) the health care continuation requirements imposed by Part 6 of Title I of ERISA or
Section 4980B of the IRC, including any such requirements that might be imposed as a result of the consummation of the transactions contemplated by this Agreement.

               (e) On and after the Closing Date, for all employment-related purposes, Buyer shall recognize each Retained Employee's service with Company, Seller and any of their affiliates and with Company's predecessor, IHC Affiliated

                                                                 (Page 28 of 43)

Services, Inc., under Buyer's welfare, defined contribution, pension, severance and vacation plans and policies, if any, and such recognition of service shall be determined in accordance with the practices and procedures of Seller in effect immediately before the Closing Date, as if such service had been rendered to Buyer.

               (f) As soon as practicable after the Closing Date, Buyer shall allow eligible Retained Employees to participate in Buyer's defined contribution plan (the "Buyer Defined Contribution Plan") which (i) is qualified under
Section 401(a) of the IRC; (ii) permits those Retained Employees to make before-tax contributions (under Section 401(k) of the IRC); and (iii) provides for matching contributions by Buyer. Buyer shall retain the right to amend or terminate the Buyer Defined Contribution Plan at any time and from time to time as permitted by law.

               (g) Except as specifically provided under the terms of the relevant plan, Retained Employees shall not accrue benefits under any employee or executive benefit or compensation policies, plans, arrangements, programs, practices and agreements of Seller or any affiliate thereof on and after the Closing Date. Nothing in this Agreement shall require Seller, or any affiliate of Seller, or any of their respective welfare plans, (i) to provide any benefit to Retained Employees not otherwise provided under the terms of the applicable plan, or (ii) except as provided in Section 8.3(j), to transfer assets or
                                    --------------
reserves from the Plans to any employee benefit plan established or maintained by Buyer or its affiliates.

               (h) Seller has caused GTE Service Corporation, or its designee, to deliver to Buyer a list of the Retained Employees who have outstanding loans under the GTE Savings Plan (the "Seller's Savings Plan"), together with copies, if any, of said Retained Employees' notes, repayment schedules, disclosure statements, and security agreements under the Seller's Savings Plan. Subject to Seller obtaining any necessary consent of the applicable Retained Employee, from the Closing Date until the earlier of (i) the fifth anniversary of the Closing Date; (ii) the full amortization of the Retained Employee's indebtedness, or
(iii) the last date on which Buyer pays remuneration to the Retained Employee, Buyer shall continue the payroll deductions for such loans and remit the deducted funds to GTE Service Corporation, or its designee, in a manner acceptable to Buyer and Seller, within 30 days of the date of the deduction, together with an accounting that identifies the Retained Employees with respect to whom the funds were deducted and the amount deducted from each Retained Employee. Seller shall apply such remitted funds to reduce the appropriate Retained Employee's outstanding indebtedness under the Seller's Savings Plan.

                                                                 (Page 29 of 43)

               (i) As soon as practicable after the Closing Date, Buyer shall enroll eligible Retained Employees in Buyer's welfare plans including medical, dental, flexible spending account, accident, life, short term and long-term disability and other employee welfare benefit plans for the benefit of the Retained Employees which Buyer, in its sole discretion, determines to be appropriate (the "Buyer Welfare Plans"). The eligible Retained Employees shall be eligible to participate as of the Closing Date. For purposes of determining eligibility to participate in, and benefits under, any Buyer Welfare Plan, each Retained Employee shall be credited with his or her service with Company, Seller or any of their affiliates and with Company's predecessor, IHC Affiliated Services, Inc. Any restrictions in the Buyer Welfare Plans for preexisting conditions shall be waived for Retained Employees, and Retained Employees shall receive credit under the Buyer Welfare Plans for co-payments, payments under a deductible limit made by them during the plan year and payments toward any maximum out-of-pocket expenses under the Seller Welfare Plans. Payments made to any Retained Employee under the Seller Welfare Plans shall not be taken into account for purposes of any lifetime maximum benefits under the Buyer Welfare Plans but may, however, be taken into account for purposes of any annual maximum benefits under the Buyer Welfare Plans for the year in which the Closing occurs.

               (j) Within a reasonable amount of time after Closing, Seller shall transfer the portion of the GTE Flexible Reimbursement Plan applicable to Retained Employees' accounts to Buyer's flexible reimbursement plan and Buyer will maintain its plan for the duration of the calendar year in which Closing occurs.

               (k) Seller, Buyer and their respective affiliates, shall assist and cooperate with each other in the disposition of claims made under the Seller's or any of its affiliate's welfare plans and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims.

               (l) Buyer shall continue the sales incentive compensation plan maintained by GTE Information Services Incorporated for the benefit of certain Company employees entitled "Sales Incentive Compensation Plan For GTE Health Systems, Incorporated HIS Division For January 1 Through December 31, 1994" ("the Sales Plan") through December 1994. Seller or its affiliates shall be responsible for payment of any amounts earned and due prior to the Closing Date, according to the terms of the Sales Plan existing on the Closing Date, and Buyer shall be responsible for payment of any amounts earned and due under the Sales Plan after the Closing Date, according to the terms of the Sales Plan existing on the Closing Date. Buyer shall be

                                                                 (Page 30 of 43)
responsible for the payment of commissions on maintenance and for the payment of increased commission amounts resulting from meeting volume quotas, to the extent such amounts are due under the Sales Plan after the Closing.

               (m) Seller has caused GTE Service Corporation, or its designee, to deliver to Buyer a list of the Retained Employees who have credit amounts outstanding for employee store purchases (including computer purchases) from Seller and its affiliates and copies of the related payroll deduction schedules. Upon Closing, Seller shall transfer to Buyer all right, title and interest that it, or any of its affiliates, holds in such loans, and any security for such loans. Buyer may continue the payroll deductions for such loans until such loans are paid in full or are otherwise satisfied. Upon request of Buyer, Seller shall remit to Buyer the amount of any funds which remain uncollected by Buyer after maturity of the applicable employee store loans.

               (n) On and after the Closing Date, Buyer shall provide tuition reimbursement in accordance with Company's policies in effect as of the Closing Date to Retained Employees for Fall 1994 semester courses which will be completed by December 31, 1994. The tuition reimbursement to be provided by Buyer pursuant to the preceding sentence will be for the portion of such courses occurring from and after the Closing Date. Seller shall pay, or insure that an appropriate reserve is provided on the Closing Statement for, all tuition reimbursement amounts for the portions of ongoing courses occurring prior to the Closing Date. Seller shall pay all tuition reimbursement amounts for courses completed prior to the Closing Date.

               (o) Buyer shall permit Retained Employees to carry over, and shall be responsible for providing to Retained Employees, all of their 1994 accrued unused vacation time and up to 5 days (40 hours) of their pre-1994 accrued unused vacation time. Within a reasonable amount of time after Closing, Buyer shall compensate Retained Employees for the value of their accrued unused vacation time for which they have indicated they wish to receive the cash value, as accrued for in the Closing Statement.

               (p) Nothing herein expressed or implied shall confer upon any employee of Seller or its affiliates, or Buyer or its affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

               (q) Nothing in this Agreement shall be deemed to confer upon any person (or any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person

                                                                 (Page 31 of 43)

(and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his rights thereunder.

               (r) Buyer shall not make any representations to any Retained Employees that they will continue to participate in, or receive specified benefits under, any benefit plans of Seller or any of its affiliates after the Closing.

          8.4 GTE Phaseout License.  From and after the Closing, Buyer shall,
              --------------------
and shall cause Company to, phase out all present uses of the "GTE" trademarks, trade names, corporate names, service marks, and logos, including any variations, derivatives, simulations and formatives thereof upon the terms and conditions set forth in the "GTE" Trademark Phaseout License Agreement dated the date hereof among GTE Corporation, GTE Service Corporation and Buyer.

          8.5 Transitional Services.  From and after the Closing, Buyer and
              ---------------------
Seller shall provide to each other the services and facilities described in
Schedule 8.5, for the periods and the compensation, if any, described in such
- ------------
Schedule.

          8.6 Tax Obligations.
              ---------------

               (a) Any Tax Sharing Arrangement between Company and any member of the affiliated group of which Company has been a member (the "Affiliated Group") shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

               (b) The common parent of the Affiliated Group (the "Common Parent") will include the income of Company (including any deferred income triggered into income by Treasury Regulation Sections 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19 but not including any income from Buyer's IRC Section 338 election) on the Common Parent's consolidated federal income tax return (and any other required consolidated, combined or unitary state or local income tax returns) for all periods (or portions of periods) of Company ending on or prior to Closing Date and shall pay any federal, state, local or foreign income Taxes attributable to such income except as and to the extent reflected in the Closing Statement. Such returns shall be timely prepared in a manner consistent with Common Parent's past practice with respect to Company. Company will furnish Tax information to Common Parent for inclusion in Common Parent's consolidated federal income Tax return for the period which includes the Closing Date in accordance with Company's past custom and practice. At least 15 days prior to the filing of the above returns Common Parent shall provide Buyer with copies of the portions of such returns relating to Company. The income of Company will be apportioned to the period up to and including the

                                                                 (Page 32 of 43)

Closing Date and the period after the Closing Date by closing the books of Company as of the end of the Closing Date. Buyer will pay any Taxes of Company for periods (or portions of periods) beginning after the Closing Date.

          (c) Seller shall have the right to represent the Company in any Tax audit or administrative action or court proceeding relating to taxable periods of the Company ending on or prior to the Closing Date and to employ counsel of its choice at its expense; provided that if Buyer can demonstrate that the
                           --------
results of such Tax audit or proceeding have a substantial possibility of having a material adverse effect on the business or condition of Buyer, Company or their affiliates for any taxable period or portion thereof ending after the Closing Date, then Seller and Buyer shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld.

          With respect to any taxable period of Company beginning before and ending after the Closing Date, Buyer and Seller shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld.

          With respect to any taxable period of Company that begins after the Closing date, Buyer's obligation shall be to keep Seller duly informed of the progress of any Tax audit or administrative or court proceeding which it reasonably anticipates may give rise to a Tax claim.

          (d) Buyer, Company, and Seller shall provide the requesting party with such reasonable assistance (without charge) as may be requested by such party, including access to such employees, books and records as may be reasonably requested, in connection with the preparation of any Tax return, any audit or judicial or administrative proceeding or determination relating to liability for Taxes of Company and each such corporation shall retain, for at least six years after the Closing Date or until the expiration of all applicable statutes of limitation, whichever is later, and provide the other party with, any records, information or other assistance which may be relevant to such return, audit, proceedings or determination. Seller shall cooperate with Buyer and make available to Buyer such information (including estimates when available), reasonably requested by Buyer, for purposes of determining the amount of net operating loss and other carryovers of Company (including Common Parent's

                                                                 (Page 33 of 43)
calculation of Company's annual and cumulative IRC Section 382 limitation, if any, on such net operating losses of Company).

          (e) Common Parent and all members of its Affiliated Group will not elect to retain any net operating loss carryovers or capital loss carryovers of Company under Treasury Regulation Section 1.1502-20(g).

          (f) Seller will not elect under IRC Section 336(e) to treat the sale of Company stock as a disposition of all the assets of Company.

          (g) Buyer and Seller agree to report on their tax returns any indemnity payment made under this Agreement as an adjustment to the Purchase Price, unless a change in law or a final determination after the date of execution of this Agreement requires otherwise.

          (h) Seller shall pay all Taxes to the extent they relate to periods on or before the Closing Date.

     8.7 Agreement Not to Compete.  For and in consideration of Buyer's
         ------------------------
separate payment to Seller of $1,000,000, Seller agrees on behalf of itself and its affiliates named below, as follows:

          (a) For a period of two years following the Closing Date: (i) neither GTE Information Services Incorporated, GTE Data Services Incorporated, nor GTE Government Systems Corporation will, either directly or through any subsidiary, establish a Competing Hospital Software Business (as defined below); and (ii) neither GTE Corporation, nor any of its affiliates (collectively "GTE"), will acquire control over or own an equity interest in any competitor of Buyer engaged in a Competing Hospital Software Business, other than through the ownership of less than a five percent (5%) interest in any publicly-held company.

          (b) The foregoing, however, will not be applicable to any entity in which GTE has a controlling equity interest as of the date of this Agreement and which entity is engaged in, or may reasonably be expected to become engaged in within two years following the Closing Date, a Competing Hospital Software Business.

          (c) For purposes of this Section, the term "Competing Hospital Software Business" shall mean the provision of financial and clinical information processing software to Acute Care Hospitals, and shall not apply to any contract with any state or federal agency or department to which acute care hospitals may be a direct or indirect beneficiary of the provision of financial and clinical information processing software supplied by any GTE entity.

                                                                 (Page 34 of 43)

          SECTION 9.  INDEMNIFICATION.

          9.1 Indemnification by Seller.  Subject to Section 9.5, Seller shall
              -------------------------              -----------
indemnify and hold Buyer and its officers, directors and shareholders harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and attorneys fees and disbursements ("Damages"), which Buyer or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Seller made in or pursuant to this Agreement or any Transaction Document; (b) any breach or nonfulfillment of any covenant or obligation of Company or Seller contained in this Agreement or any Transaction Document; (c) any liability or other obligation of Company related to the Acquired Business arising prior to the Closing Date, except as and to the extent reflected in the Closing Statement;
(d) any matters described or required to be described on Schedule 5.7, which
                                                         ------------
schedule relates to Company litigation; (e) the Excluded Liabilities and any other liability of Company which is not related to or did not arise from the Acquired Business; (f) Taxes of any person or entity other than Company assessed against Company with respect to any period ending on or before the Closing Date by reason of Company being severally liable for Taxes pursuant to (i) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise;
(g) any 338 Tax assessed by the IRS and any state taxing authority to the extent such taxes exceed the amount of the Final 338 Tax; (h) any liability or other obligation of Company for Taxes (including Taxes of any entity other than Company for which Company is liable) with respect to pre-Closing periods or portions of such periods, except as and to the extent reflected in the Closing Statement (it being understood that Seller in no circumstances will be liable for Taxes with respect to post-Closing periods or portions of such periods); (i) any claim by Extend-A-Care Professional Systems, Inc., doing business as Unibased Systems Architecture against Buyer and/or Company; (j) any claim arising prior to the Closing Date by any third party that it has any rights in the Company-Owned Software (other than the rights of licensees under the Customer Contracts); (k) any claim arising prior to the Closing Date by any third party that the Company-Owned Software infringes, violates or constitutes a misappropriation of, any rights of such third party; or (l) any infringement prior to the Closing Date by any person or entity upon the Company's rights in the Company-Owned Software.

     As referred to in this Section 9, a claim which arises prior to the Closing
                            ---------
Date is one in which the facts or events giving rise to the claim occurred prior to the Closing Date, whether or not the claim was asserted prior to the Closing Date.

                                                                 (Page 35 of 43)

          9.2 Indemnification by Buyer.  Subject to Section 9.5, Buyer shall
              ------------------------              -----------
indemnify and hold Seller and its officers, directors and shareholders harmless against and in respect of any and all Damages which Seller or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Buyer made in or pursuant to this Agreement or any Buyer Transaction Document; (b) any breach or nonfulfillment of any covenant or obligation of Buyer contained in this Agreement or any Buyer Transaction Document; (c) any liability or other obligation of Company arising from the activities and operations of the Acquired Business after the Closing Date; (d) any 338 Tax assessed by the IRS and any state taxing authority to the extent such Taxes are less than the Final 338 Tax; and (e) any claim based upon the selection or non-selection of Retained Employees; provided, however, that the indemnification provided by subparagraph (e) shall not, under any circumstances, cover any claims by any employees who worked in the United Kingdom, other than claims by U.S. expatriates under U.S. law.

          9.3 Inter-Party Claims.  Any party seeking indemnification pursuant to
              ------------------
this Section (the "Indemnified Party") shall notify the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

          9.4 Third-Party Claims.
              ------------------

              (a) Each Indemnified Party shall notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates (which shall also constitute the notice required by Section 9.3) within five (5) business days after
                       -----------
receipt-by such Indemnified Party of written notice of such claim. The Indemnifying Party shall have the right, upon notice to the Indemnified Party within twenty (20) business days after the receipt of any such notice, to undertake the defense of or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party's rights under this Section 9.4(a) and shall preclude the
                                           --------------
Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of

                                                                 (Page 36 of 43)
any amount paid by the Indemnified Party in satisfaction of such claim.

          (b) The election by the Indemnifying Party, pursuant to Section
                                                                  -------
9.4(a), to undertake the defense of a third-party claim shall not preclude the
- ------
party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

          9.5 Limitations and Requirements.
              ----------------------------

          (a) Seller shall have no obligation to indemnify Company, Buyer or any other person against Damages pursuant to Section 9.1:
                                             -----------

             (i) unless and until the aggregate of all such Damages suffered or incurred by Company, Buyer and such persons exceeds $100,000; in which event Company, Buyer and such persons shall be entitled to indemnification for all Damages suffered or incurred in excess of such amount up to the limit specified in subclause (ii) below; and

            (ii) to the extent the aggregate of all such Damages suffered or incurred by Company, Buyer and such persons exceeds $10,000,000;

provided, however, that (A) claims for Damages relating to the Excluded Businesses, Taxes, and the Plans shall be fully indemnifiable without regard to the threshold and maximum amounts referred to in subclauses (i) and (ii) above, and shall not be calculated in determining whether such threshold and maximum amounts have been reached; and (B) claims for Damages resulting solely from the non-payment of accounts and notes receivable of the Acquired Business in excess of reserves for possible losses established by Company, and the resulting breach by Seller of its representations in Section 5.10, shall not be calculated in
                                    ------------
determining whether the threshold amount referred to in subclause (i) above has been reached, provided the payment in question is not being withheld by the payor as a result of any claimed breach on the part of Company, arising from events alleged to have occurred prior to Closing. The claims referred to in subclause (B) above shall be indemnifiable, up to the limit referred to in subclause (ii) above, once the threshold amount referred to in subclause (i) above is otherwise reached.

            (b) No claim for indemnification under this Section 9 shall be made
                                                        ---------
unless a claim arises and written notice pursuant to Section 9.3 is delivered to
                                                     -----------
the Indemnifying Party within two years after the date hereof; provided, however, that claims for Damages relating to the Excluded Businesses, Taxes, the Plans, the Material Software, the Company Intellectual Property and the Third Party Intellectual Property, shall not be

                                                                 (Page 37 of 43)
subject to such time limitation and may be brought at any time prior to 30 days after the expiration of the longest statute of limitations period (including, as to damages relating to Taxes or the Plans, any waivers and extensions thereof) applicable to an action brought by a third party or the appropriate taxing or other regulatory agency with respect to the matters forming the basis for a claim for such matters.

            (c) Buyer's and Seller's sole and exclusive remedy with respect to any claims pursuant to this Agreement (other than claims arising from fraud) shall be under the indemnification provisions set forth in this Section 9.
                                                                ---------
Specifically, Buyer's sole remedy with respect to a claim relating to Taxes shall be pursuant to Sections 9.1(b) (regarding a breach of Sections 8.6 or 10.4
                     ----------------                       ------------    ----
only), 9.1(f), 9.1(g) and 9.1(h).
       ------  ------     ------

          SECTION 10.  MISCELLANEOUS.

          10.1 Knowledge.  All references in this Agreement to Seller's
               ---------
knowledge respecting a particular matter shall conclusively be deemed and presumed to include, the knowledge of GTE Information Services Incorporated.

          10.2 Survival of Representations and Warranties.
               ------------------------------------------

               (a) The representations and warranties made by the parties in this Agreement and in the certificates, documents and schedules delivered pursuant hereto shall survive the consummation of the transactions herein contemplated and shall terminate as specified in Section 9.5(b), provided,
                                                 --------------
however, that the representations and warranties of Section 5.18 shall not
                                                    ------------
survive the Closing. Anything in this Agreement to the contrary notwithstanding, but subject to their survival only for the period specified in the preceding sentence, the representations and warranties of Seller hereunder, and the right of Buyer to indemnification for breach thereof, shall not be affected by any investigation of Company made by Buyer or its agents or representatives.

              (b) The disclosures in the each Schedule hereto shall relate to
(i) the representations and warranties to which such Schedule expressly refers and (ii) such other representations and warranties which require disclosure of the specific information set forth in such Schedule, provided, however, that the mere listing of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation has to do only with the existence of the document or other item itself).

          10.3 Further Assurances.  Each party hereto shall use best efforts to
               ------------------
comply with all requirements imposed hereby on

                                                                 (Page 38 of 43)
such party and to cause the transactions contemplated hereby to be consummated as contemplated hereby and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement. Seller shall, for five years after the Closing, retain its various books and records relating to Company and shall, upon prior notice, provide Buyer and its authorized representatives reasonable access thereto.

          10.4 Costs and Expenses.  Except as otherwise expressly provided
               ------------------
herein, each party shall bear its own expenses in connection herewith. Buyer and Seller agree to share equally the burden of any State sales, use, transfer or other tax expense incurred as a result of Buyer's election to treat this sale of stock as a sale of assets in accordance with IRC Section 338. Any such tax will be paid by Buyer or Seller as required under the taxing State's laws. Thereafter, the paying party will invoice the non-paying party for 50% of such tax paid upon showing proof of payment of such tax.

          10.5 Notices.  All notices or other communications permitted or
               -------
required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

          To Buyer:  Shared Medical Systems Corporation
                     51 Valley Stream Parkway
                     Malvern, PA 19355
                     Attn: Terrence W. Kyle - V.P. of Finance

          To Seller:  GTE Directories Corporation
                      GTE Place
                      2200 West Airfield Drive
                      D/FW Airport, TX 75261
                      Attn: V.P. - Strategic Planning & Business
                                    Development

                            and

                            V.P. - Law and Government Relations

                                                                 (Page 39 of 43)

          10.6 Assignment and Benefit.
               ----------------------

               (a) Buyer may assign this Agreement in whole or in part to any wholly-owned subsidiary. Seller shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of Buyer. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors and assigns.

               (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors and assigns and for the benefit of no other person or entity.

          10.7 Amendment, Modification and Waiver.  The parties may amend or
               ----------------------------------
modify this Agreement in any respect. Any such amendment, or modification shall be in writing. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

          10.8 Governing Law.  This Agreement is made pursuant to, and shall be
               -------------
construed and enforced in accordance with, the laws of the State of Delaware (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.

          10.9 Consent to Jurisdiction.  Buyer, Seller and Company irrevocably
               -----------------------
submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Delaware Chancery Court for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Buyer, Seller and Company agree to commence any action, suit or proceeding relating hereto in the United States District Court for the District of Delaware, or, if for jurisdictional reasons, such suit, action or proceeding may not be brought in such court, in the Delaware Chancery Court. Buyer, Seller and Company irrevocably and unconditionally waive any objection to the laying of venue of any such action, suit or proceeding in any such court and agree not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                                                                 (Page 40 of 43)

          10.10 Section Headings and Defined Terms.  The section headings
                ----------------------------------
contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

          10.11 Severability.  The invalidity or unenforceability of any
                ------------
particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

          10.12 Counterparts.  This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          10.13 Entire Agreement.  This Agreement, together with the agreements,
                ----------------
exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Shares, it being understood and agreed that neither Buyer nor Seller shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

                                                                 (Page 41 of 43)

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, under seal, all as of the date first above written.


Attest                        SHARED MEDICAL SYSTEMS
                              CORPORATION



/S/Bonnie L. Shuman           By:/S/Terrence W. Kyle
- ------------------------         ------------------------------
Bonnie L. Shuman                 Terrence W. Kyle
Assistant Secretary              Vice President





Attest                        GTE DIRECTORIES CORPORATION



/S/Dana Brooks Bourland       By:/S/George J. Lieb
- ------------------------         ------------------------------
Dana Brooks Bourland             George J. Lieb
Assistant Secretary              Vice President

                                                                 (Page 42 of 43)

                       SHARED MEDICAL SYSTEMS CORPORATION
                       ----------------------------------

The following schedules to the Stock Purchase Agreement have not been filed with the Commission in this Report on Form 8-K. The Registrant agrees to furnish a copy of these schedules to the Commission upon request.

Exhibit A: Section 338 Tax Model

Schedule 5.1:      Foreign Qualifications
Schedule 5.6(b):   Authorizations
Schedule 5.7:      Litigation
Schedule 5.8(a):   MedSeries4 Product Line
Schedule 5.8(b):   Excluded Businesses
Schedule 5.11:     Leased Real Property
Schedule 5.12(a):  Material Tangible Assets
Schedule 5.12(b):  Liens
Schedule 5.13(a):  Non-Customer Contracts
Schedule 5.13(b):  Customer Contracts
Schedule 5.13(d):  Non-MedSeries4/AS400 Contracts
Schedule 5.13(e):  Commitments for Non-Available
                    Applications
Schedule 5.13(f):  Development Commitments
Schedule 5.13(g):  Multi-User Contracts
Schedule 5.15(a):  Company Intellectual Property
Schedule 5.15(b):  Company Intellectual Property
                    Infringements
Schedule 5.15(c):  Third-Party Intellectual
                    Property
Schedule 5.16(a):  Company-Owned Software
Schedule 5.16(b):  Company-Owned Software
                    Infringements
Schedule 5.16(c):  Third-Party Software
Schedule 5.17:     Customer Settlements
Schedule 5.18(c):  Taxes Exceptions
Schedule 5.19(a):  Employee Benefit Plans
Schedule 5.19(b):  Employee Benefit Plans
                    Exceptions
Schedule 5.20:     Employee Claims
Schedule 5.21(a):  Retained Employees
Schedule 5.21(b):  Personal Services Contracts
Schedule 5.23:     Environmental Matters
Schedule 5.27(a):  Consents
Schedule 8.5:      Transition Services

                                                                 (Page 43 of 43)